Exhibit 10.35
SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (the “Agreement”) is entered into between James River Group, Inc. (the “Company”), Stonewood Insurance Company (“SIC”), Falls Lake Insurance Management Company, Inc. (“FLIMC”), Falls Lake National Insurance Company (“FLNIC”), Falls Lake Fire and Casualty Company (“FLFCC,” and together with the Company, SIC, FLIMC, and FLNIC, the “Companies”), and Terry McCafferty (“Employee”) (the Companies and Employee will be collectively referred to hereinafter as the “Parties”).
WHEREAS, Employee was employed by the Companies pursuant to that certain Letter Agreement dated June 7, 2023 (the “Employment Agreement”);
WHEREAS, the Parties agree that Employee separated from his employment, effective December 2, 2023 (the “Separation Date”);
WHEREAS, the Parties seek to fully and finally settle all existing claims, whether or not now known, arising out of Employee’s employment and termination of employment on the terms set forth herein, subject to the terms and conditions set forth herein;
NOW THEREFORE, the Parties mutually understand and agree as follows:
1.Separation Date. Employee’s separation will be effective, the employment of Employee by the Companies shall end, and Employee shall cease to be an officer of the Companies and any and all Affiliates (as defined below), on the Separation Date.
2.Paid Time Off (“PTO”). The Parties agree that, as of the Separation Date, Employee had (22.85) days of accrued but unused PTO, which he has received as of the date of his execution of this Agreement.
3. 2023 Annual Bonus and Outstanding Equity Awards. The Parties acknowledge and agree that Employee’s entitlement to all or any portion of his FY2023 annual bonus (the “STIP Award”) and to vest in all or any portion of his outstanding equity awards (collectively, the “LTIP Award”) would be governed, respectively, by the Employment Agreement; and the terms of the James River Group Holdings, Ltd. Short-Term Incentive Plan and the terms of the James River Group Holdings, Ltd. 2014 Long-Term Incentive Plan (collectively, the “Compensatory Plans”). The Companies acknowledge and agree that Employee’s separation from employment will qualify as a “retirement” for purposes of applying the provisions of the Compensatory Plans (collectively, the “Compensatory Awards”) to Employee’s separation. The Parties further acknowledge and agree that this Agreement shall not adversely affect, alter, or extinguish any vested right that Employee may have with respect to any pension or other retirement benefits to which Employee is or will be entitled by virtue of Employee’s employment with the Companies. For the avoidance of any doubt, the above means that Employee: (i) shall receive the pro-rata payout of 11/12th of his STIP Award and a pro-rata settlement of the performance-based LTIP Award granted in 2023 (the “2023 Performance LTIP Award”) to the extent the STIP Award and the

2023 Performance LTIP Award are otherwise earned pursuant to their respective terms, which will be determined and paid to Employee pursuant to a good-faith implementation of the Compensatory Plans; (ii) shall be deemed vested in the 2023 Performance LTIP Award; (iii) with respect to the service-based LTIP Award granted in 2023 (the “2023 Service LTIP Award”), for purposes of determining its vested status only, shall be deemed to have remained in the service of the Companies through the vesting date immediately following the Separation Date and shall receive settlement of such award within thirty (30) days immediately following the Separation Date in the number of common shares that he would have otherwise been entitled to on such vesting date; and (iv) the STIP Award and 2023 Performance LTIP Award shall be paid or otherwise settled in accordance with their existing terms. For purposes of clarity, the Parties acknowledge that the unvested portions of the RSU awards granted to Employee on February 17, 2021 and March 2, 2022 and the unvested portions of the 2023 Service- LITP Award (other than as provided in clause (iii) above), as determined as of the Separation Date, shall be forfeited and cancelled without payment on the Separation Date or otherwise in accordance with their terms.
4.Expense Reimbursement. Within fourteen (14) calendar days of the later of the Company’s receipt of this Agreement executed by Employee and the expiration of the period within which Employee may revoke Employee’s acceptance of this Agreement as explained below (and provided Employee has not exercised such right of revocation), the Company shall pay one hundred, ten thousand dollars and zero cents ($110,000.00) (the “Expense Payment”) to Employee or one or more third parties designated by Employee in writing. This payment is for certain reimbursable expenses incurred by Employee as agreed-upon by the Parties.
5. Material Breach(es) of Agreement. If a court of competent jurisdiction concludes that a party to this Agreement has materially violated any material term of this Agreement, the non-breaching party may seek all damages (monetary and/or non-monetary) under applicable law. These damages may include, but are not limited to, attempting to recover from Employee (but not any third party) the Expense Payment provided in Section 4 of this Agreement. The “prevailing party” in any lawsuit filed under this Section 5 and/or to otherwise enforce this Agreement shall be entitled to recover his/its reasonable legal fees.
6.Medical and Welfare Benefit Continuation. Employee will receive a notice under separate cover regarding the terms of continued insurance coverage under the Consolidated Omnibus Budget Reconciliation Act or applicable state law (the “COBRA Notice”).
7.Waiver and Release of the Companies. For valuable consideration from the Companies, receipt of which is hereby acknowledged, Employee waives, releases, and forever discharges the Companies and their current and former parents, subsidiaries, affiliates, divisions, shareholders, owners, members, officers, directors, attorneys, agents, employees, insurers, successors, and assigns, and the Companies’ parents’, subsidiaries’, and affiliates’ divisions, shareholders, owners, members, officers, directors, attorneys, agents, employees, insurers, successors, and assigns (collectively referred to as the “Company Releasees”) from any and all rights, causes of action, claims or demands, whether express or implied, known or unknown, that arise on or before the date that Employee executes this Agreement, which Employee has or may have against the Company and/or the Company Releasees relating in any way to Employee’s employment with the Companies or any Company Releasees, including, without limitation, all claims relating to the Employment Agreement (including, without limitation, any claim for severance or any other benefits that would have been due to him under the Employment Agreement if he had resigned for Good Reason or had been terminated by the Companies without Cause) and any rights, causes of action, claims, or demands relating to or arising out of the following:
(a)anti-discrimination, anti-harassment, and anti-retaliation laws, such as the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, and Executive Order 11141, which prohibit employment discrimination based on age; Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. §1981), the Equal Pay Act, and Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex (including sexual harassment or sexual abuse); the Genetic Information Nondiscrimination Act, which prohibits discrimination on the basis of genetic information; the Americans with Disabilities Act and §§503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; and any other federal, state, or local laws prohibiting employment discrimination, harassment, and/or retaliation; and
(b)other employment laws, such as the Worker Adjustment and Retraining Notification Act, which requires that advance notice be given of certain workforce reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Family and Medical Leave Act, which requires employers to provide leaves of absence under certain circumstances; federal, state, and local laws which regulate wage and hour matters, including all forms of compensation, vacation pay, sick pay, compensatory time, overtime, commissions, bonuses, other incentive compensation, wage statements, scheduling, meal periods, and rest periods; federal, state, and local family, medical, and military leave laws, which require employers to provide leaves of absence and reinstatement under certain circumstances; the Sarbanes Oxley Act; and any other federal, state, or local laws relating to employment which—to the extent Employee performed work for the Company in New Jersey—would include, without limitation, the New Jersey Conscientious Employee Protection Act; and
(c)tort, contract, and quasi-contract claims, such as claims for wrongful discharge, physical or personal injury, sexual harassment or sexual abuse, intentional or negligent infliction of emotional distress, fraud, fraud in the inducement, negligent misrepresentation, defamation, invasion of privacy, tortious interference with contract or with prospective economic advantage, breach of express or implied contract, unjust enrichment, promissory estoppel, breach of covenants of good faith and fair dealing, negligent hiring, negligent supervision, negligent retention, and similar or related claims; and

(d)all remedies of any type, including, without limitation, damages and injunctive relief, in any action that may be brought on Employee’s behalf against the Company and/or the Company Releasees by any government agency or other entity or person.
Employee understands that Employee is releasing claims about which Employee may not know anything at the time Employee executes this Agreement. Employee acknowledges that it is Employee’s intent to release such unknown claims, even though Employee recognizes that someday Employee might learn new facts relating to Employee’s employment or learn that some or all of the facts Employee currently believes to be true are untrue, and even though Employee might then regret having signed this Agreement. Nevertheless, Employee acknowledges Employee’s awareness of that risk and agrees that this Agreement shall remain effective in all respects in any such case. Employee expressly waives all rights Employee might have under any laws intended to protect Employee from waiving unknown claims.
8.Excluded Claims. Notwithstanding anything to the contrary in this Agreement, the waiver and release contained in this Agreement shall exclude awards to Employee from or by a government agency for providing information, as well as any rights or claims that (a) may arise after the date on which Employee executes this Agreement; or (b) cannot be released under applicable law, such as unemployment insurance and worker’s compensation claims (excluding claims under any worker’s compensation law for discriminatory/retaliatory termination, which are included in the release). In addition, the Parties agree that this Agreement shall not adversely affect, alter, or extinguish any vested right that Employee may have with respect to any pension or other retirement benefits to which Employee is or will be entitled by virtue of Employee’s employment with the Companies, and nothing in this Agreement shall prohibit Employee from enforcing such rights. Moreover, nothing in this Agreement shall preclude Employee from challenging in good faith the validity of this Agreement, nor does it impose any conditions precedent, penalties, or costs for doing so, unless specifically authorized by applicable law. Nothing in this Agreement prevents Employee from filing a charge for discrimination with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or any other applicable state fair employment practices agency, but Employee waives any rights or claims to any remedial relief in connection with any such charge, investigation, or proceeding (including any payment, benefit, or attorneys’ fees).
9.No Other Claims.
(a)No Claims Have Been Filed. Except to the extent previously disclosed by Employee in writing to the Companies or expressly described in this Agreement, Employee represents and warrants that Employee has filed no claims, lawsuits, charges, grievances, or causes of action of any kind against the Company and/or any of the Company Releasees.

(b)No Compensation/Leave Claims. Except to the extent previously disclosed by Employee in writing to the Companies or expressly described in this Agreement, Employee represents and warrants that, to the best of Employee’s knowledge (i) Employee possesses no claims for violation of federal, state, or local laws that govern compensation, work hours, paid or unpaid leaves of absence, or other benefits, including, without limitation, vacation pay, sick pay, compensatory time, overtime, commissions, bonuses, other incentive compensation, family/medical/military leave, wage statements, scheduling, meal periods, or rest periods, (ii) Employee has received all compensation (including, without limitation, any overtime compensation, bonuses, and commissions), meal periods, rest periods, and paid and unpaid leave to which Employee may have been entitled (excluding Employee’s base compensation pay for Employee’s final payroll period, to the extent Employee signs this Agreement prior to the final payday covering such final payroll period), and (iii) Employee has not suffered any work-related injury or illness within the twelve (12) months preceding Employee’s execution of this Agreement.
(c)No Sexual Harassment or Sexual Abuse Claims. This Agreement has been offered to Employee based on the Company’s understanding that Employee has not suffered any sexual harassment or sexual abuse in connection with Employee’s employment by the Companies or services rendered in connection with the Companies, including by any owner, director, officer, partner, manager, employee, agent, client, potential client, customer, potential customer, vendor, or supplier of the Companies.
(d)Providing Information to the Company. If any of the representations in Subsections (a), (b) or (c) of this Section 9 is incomplete or incorrect, then Employee must promptly provide to the Company contact identified on the cover page of this Agreement (the “Company Contact”) a written statement completing and/or correcting (as the case may be) the representation(s) at issue (the “Correcting Statement”), which Correcting Statement must be delivered at least (3) business days before Employee executes this Agreement and tenders it to the Company Contact. The disclosure of such information will not adversely affect the terms of this Agreement, nor will it extend the time periods described in the “Review and Revocation Periods” Section below absent written notice to Employee of any such extension. Notwithstanding the foregoing, the Companies reserve the right to revise this Agreement to address the issues raised in any Correcting Statement submitted by Employee in order to provide the Company and the Company Releasees with the broadest release of claims and maximum rights and protections available under applicable law. Under such circumstances, the revised Agreement shall not become effective unless and until authorized representatives of the Companies execute the revised Agreement.
10.Waiver and Release of Employee. For valuable consideration from Employee, the receipt of which is hereby acknowledged, the Companies (for themselves and their current and former parents, subsidiaries, divisions, affiliates, successors, assigns, and anyone else claiming by or through it) waive, release, and forever discharge Employee and his heirs, personal representatives, successors, attorneys, agents and representatives (“Employee Releasees”) from any and all rights, causes of action, claims or demands, whether express or implied, known or unknown, that arise on or before the date that the Companies execute this Agreement, which the Companies have or may have against Employee or the Employee Releasees; provided, however, notwithstanding the foregoing or any other term of this Agreement, such release shall not apply to (and no claim shall be waived) in respect of (a) any claim that may arise after the date on which the authorized Company representatives execute this Agreement, (b) any claim for recovery of any amount payable under the Compensatory Awards, or (c) any claim, matter, or circumstance which is subject to coverage pursuant to any policy of insurance maintained by, for the benefit of, or is paid or payable to Employee or the Companies, to the extent of such coverage.
The Companies understand that they are releasing claims about which the Companies may not know anything at the time the Companies execute this Agreement. The Companies acknowledge that it is their intent to release such unknown claims, even though the Companies recognize that someday the Companies might learn new facts relating to Employee’s employment or learn that some or all of the facts the Companies currently believe to be true are untrue, and even though the Companies might then regret having signed this Agreement. Nevertheless, the Companies acknowledge their awareness of that risk and agree that this Agreement shall remain effective in all respects in any such case. The Companies expressly waive all rights the Companies might have under any laws intended to protect the Companies from waiving unknown claims.
11.Duty to Cooperate. Employee agrees that Employee will remain reasonably available to the Company and the Affiliates as needed to assist in the smooth transition of Employee’s duties to one or more other employees of the Company and the Affiliates and without additional compensation to Employee. In addition, upon the receipt of reasonable notice from the Company or the Affiliates (including outside counsel), Employee agrees Employee will reasonably respond and provide information with regard to matters in which Employee has knowledge as a result of the Employee’s employment with the Companies or any of the Affiliates, and will provide reasonable assistance to the Company, the Affiliates, and their respective representatives in defense of all claims that may be made against the Company or any of the Affiliates, and will reasonably assist the Company and the Affiliates in the prosecution of all claims that may be made by the Company or any of the Affiliates, to the extent that such claims may relate to the period of the Employee’s employment with the Companies or any of the Affiliates. Employee agrees to promptly inform the Company if Employee becomes aware of any lawsuit involving such claims that may be filed or threatened against the Company or any of the Affiliates. Employee also agrees to promptly inform the Company (to the extent that the Employee is legally permitted to do so) if Employee is asked to assist in any investigation of the Company or any of the Affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or any of the Affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Employee for all reasonable out-of-pocket travel, duplicating, or telephonic expenses incurred by the Employee in complying with this Section 11. It is expressly understood and agreed by the Parties that nothing herein shall preclude or discourage Employee from giving truthful testimony in any trial or hearing, whether such testimony is helpful or harmful to the Company or any of the Affiliates.

12.Non-Disparagement. Subject to the exceptions in Section 16 below, Employee will refrain from making disparaging remarks, orally, in writing, or by any other means, including, without limitation, on or through any kind of Internet social media sites (such as Twitter, Facebook, Instagram, LinkedIn, and Glassdoor), blogs, or any other kind of electronic communication, about the Company or any of the Company Releasees, including, without limitation, disparaging details regarding any claim that Employee is releasing under this Agreement. The Company will provide, in response to any request to the Human Resources Department for an employment reference or verification, only Employee’s dates of employment and positions held. The Company also will instruct its C-Suite executives to refrain from making disparaging remarks, orally, in writing, or by any other means, about Employee to any third party. The Parties acknowledge that it is their respective preference that this Agreement includes non-disparagement provisions and that such provisions are mutually beneficial to both Employee and the Companies/the Affiliates.
13.Confidentiality of the Separation Negotiations. Subject to the exceptions in Section 16 below, Employee agrees that going forward, Employee will keep confidential the terms and substance of the negotiations leading up to this Agreement (the “Separation Negotiations”), and any factual information concerning any claim by Employee involving discrimination or retaliation in violation of any laws that Employee disclosed to the Company, the Affiliates, or their agents in connection with the Separation Negotiations (the “Disclosed Facts”). Employee agrees not to disclose such information to anyone outside of the above-described groups other than members of Employee’s immediate family and/or Employee’s financial advisors. If Employee advises any member of Employee’s immediate family and/or any of Employee’s financial advisors about the Separation Negotiations, or any of the Disclosed Facts, Employee agrees to advise that person of the confidentiality of the same and to instruct that person not to disclose such information to anyone; provided, however, that Employee will not otherwise be responsible for third-parties’ actions concerning same. If Employee is asked about such information, Employee agrees to limit any response to, “The matter has been settled and that is all that I can say about it,” or similar words to that effect.
14.Definitions. Capitalized terms used herein but not otherwise defined shall have their respective meanings set forth in the Employment Agreement. The following capitalized terms when used herein shall have their respective meaning set forth below.
(a)“Active Tenure” means the time period that began upon the commencement of Employee’s employment with the Company (or any predecessor or any of the Affiliates) and ending on the Separation Date.
(b)“Affiliates” means FLFCC, SIC, FLIMC, FLNIC, and any and all entities directly or indirectly controlling or controlled by or under direct or indirect common control with the Company (including its respective members, shareholders, officers, directors and employees). For this purpose, “control” means the power to direct the management and policies of a person through the ownership of securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(c)“Confidential Information” shall include, but is not limited to, all confidential information of the Company and its Affiliates, regardless of the form or medium in which was created, stored, reflected, or preserved (including in Employee’s memory), and includes trade secret information and all confidential information relating to or reflecting the Company’s or any of the Affiliates’ research and development plans and activities; compilations of data; product plans; sales, marketing, and business plans and strategies; pricing, price lists, pricing methodologies, and profit margins; personnel; inventions, concepts, ideas, designs, and formulae; current, past, and prospective customer lists; current, past, and anticipated customer and prospective customer needs, preferences, and requirements; market studies; computer software and programs (including object code and source code); and computer and database technologies, systems, structures, and architectures. Employee understands that Confidential Information may or may not be labeled as “confidential.”
15.Restrictions and Obligations Relating to Confidential Information, Other Company Property, and Employee’s Personal Electronic Equipment and Accounts.
(a)All Confidential Information is the property of the Company, and Employee shall use Employee’s best efforts to protect the Confidential Information. Employee shall not, directly or indirectly, use or disclose any Confidential Information.
(b)Each of Employee’s obligations in this Section 15 shall also apply to all confidential, trade secret, and proprietary information learned or acquired by Employee, as a result of Employee’s employment with the Companies or any of the Affiliates, from or about others with whom the Company or any of the Affiliates has, had, or contemplated having a business relationship.
(c)Employee’s obligations under this Section 15 shall continue after the Separation Date; provided, however, that Employee’s post-employment obligations not to use or disclose Confidential Information shall not apply if and to the extent Employee demonstrates that: (i) the same information was in Employee’s possession prior to the commencement of the Active Tenure; (ii) the same information is or becomes generally available to the public and such public availability is not the result, directly or indirectly, of any fault of, or improper taking, use, re-creating (e.g., through memory), or disclosure by, Employee or anyone working in concert or participation with Employee; or (iii) Employee obtains the information properly, from a source that was free to disclose it, and under circumstances such that Employee neither knew nor had reason to know that such information had been acquired, used, or disclosed improperly. In addition, nothing herein shall prohibit Employee from assisting the Company or any of the Affiliates after the Separation Date in response to a request for such assistance by an authorized representative of the Company or any of the Affiliates.

(d)Employee agrees to notify the Company promptly of any intended or unintended, unauthorized disclosure or use of any Confidential Information by Employee or any other person or entity of which Employee becomes aware. Employee further agrees to assist and cooperate with the Company and the Affiliates in their efforts to protect the Company’s and the Affiliates’ rights in and to the Confidential Information.
(e)If Employee becomes legally compelled (including by deposition, interrogatory, request for documents, subpoena, civil investigative, demand, or similar process) to disclose any of the Confidential Information, Employee will provide the Company with prompt written notice as soon as practicable, but in no event fewer than thirty (30) days’ notice (if possible) prior to such disclosure so that the Company (or any of the Affiliates, as applicable) may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. If such a protective order or other remedy is not obtained, or if the Company (or any of the Affiliates, as applicable) waives compliance with the provisions hereof, Employee agrees to disclose only that portion of the Confidential Information that he/she is legally required to disclose.
16.Right to Communicate.
(a)Employee Right to Communicate. Notwithstanding any provision of this Agreement or any other agreement executed by Employee to the contrary, there shall be no restriction on Employee’s ability to (i) speak with law enforcement, the United States Equal Employment Opportunity Commission, any state or local agency charged with the investigation or enforcement of equal employment opportunity, or an attorney retained by Employee; (ii) report violations of any law or regulation to, or initiate, testify, assist, comply with a subpoena from, or participate in any manner with an investigation conducted by, a local, state, or federal agency; (iii) testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of any of the Company Releasees or any agent or employee of the Company or any of the Company Releasees, when Employee has been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature, or otherwise provide truthful testimony or information pursuant to subpoena, court order, or similar legal process; (iv) otherwise engage in whistleblower activity protected by the Securities Exchange Act of 1934, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any rules or regulations issued thereunder, including, without limitation, Rule 21F-17; (v) file or disclose any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which Employee is entitled; or (vi) respond to inquiries from James River Group Holdings, Ltd. Chief Executive Officer or Board of Directors regarding matters which relate to events that occurred during Executive’s employment by the Company.

(b)Trade Secrets. In addition, 18 U.S.C. §1833(b) provides, “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement, any other agreement executed by Employee, or any policy of the Company of any of the Affiliates is intended to conflict with this statutory protection.
17.Waiver of Future Employment with the Companies. Employee agrees not to apply for employment, or seek reinstatement, with the Company or any of its Affiliates (“Restricted Employer(s)”), and further agrees that the Company (and Restricted Employers) has no obligation to hire or rehire Employee at any time in the future. Employee forever releases, waives, and relinquishes any right or claim to be hired by, or to reinstatement with, the Company (or any Restricted Employer). Employee agrees that this Agreement is a lawful, non-discriminatory, and non-retaliatory basis upon which the Company (or any Restricted Employer) may refuse to hire or rehire Employee.
18.Consideration. The Parties acknowledge they are providing one another with consideration that otherwise may not be entitled to each Party absent signing this Agreement. Irrespective of whether the Parties fully-execute this Agreement, Employee will be paid all compensation earned through the Separation Date and will retain any rights Employee may otherwise have to medical, dental, and vision benefits continuation coverage pursuant to applicable law (which rights will be explained in greater detail in the COBRA Notice).
19.Non-Admission of Liability. The Parties agree that nothing contained in this Agreement is to be construed as an admission of liability, fault, or improper action on the part of either of the Parties.
20.Return of Company Property. Employee represents that Employee has returned all property of the Company and the Affiliates, including, without limitation, (a) all Company computers, smartphones, cell phones, pagers, tablets, and any other electronic communication and/or memory devices of the Company or any of the Affiliates (the “Company Devices”), and (b) all other equipment, tools, keys, and key cards of the Company and any of the Affiliates. Employee warrants that Employee has not altered, transferred, deleted, or destroyed (as applicable) any Confidential Information or Company Devices prior to delivering the same to the Company. If Employee cannot make the warranty set forth in the immediately preceding sentence, Employee has attached a document to this Agreement describing in reasonable detail why Employee cannot do so, in which case Employee agrees to cooperate with the Company and the Affiliates in its rectification efforts. To the extent any Confidential Information is stored on any device or in any medium over which Employee has control, including, without limitation, in any personal cloud-based storage system or on any personal computer, personal data assistant, personal smartphones, personal cell phones, personal pagers, personal tablets, or any other personal electronic communication and/or memory device, Employee has attached a document to this Agreement advising the Company of that fact in reasonable detail. Upon request, Employee agrees to cooperate with the Company and the Affiliates to allow them to locate, extract, and/or delete such Confidential Information, including providing them with any login or access credentials needed for this purpose.
21.Consultation with Legal Counsel. The Companies hereby advise Employee to consult with an attorney prior to signing this Agreement.
22.Review and Revocation Periods. Employee acknowledges that Employee has been given at least twenty-one (21) days to consider this Agreement from the date that it was first tendered to Employee. Employee agrees that changes in the terms of any version(s) of this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21)-day consideration period. Employee may accept the Agreement by executing this Agreement within the designated time period. Employee shall have seven (7) days from the date that Employee executes the Agreement to revoke Employee’s acceptance of the Agreement by delivering written notice of revocation within the seven (7)-day period to the following Company Contact:
Angie Burnett, SPHR
SVP, Chief Human Resources & Operations Officer
James River Group, Inc.
(804) 289-2723
angie.burnett@james-river-group.com
If Employee does not revoke acceptance, this Agreement will become effective and irrevocable by Employee on the eighth day after Employee has executed it.
For the avoidance of doubt, if Employee elects not to execute this Agreement and return it to the Company by December 26, 2023 (the “Expiration Date”), this offer will automatically expire on the Expiration Date. If Employee or Employee’s agent proposes new or different terms to the Companies from those contained in this Agreement, such proposal will nullify this offer unless and until the Companies renew their offer or makes a subsequent offer, in which case the terms of the renewed or subsequent offer (if any) will control. If Employee exercises any right of revocation Employee has under this Agreement, this offer will expire on the date of such revocation.
23.Choice of Law; Choice of Venue. This Agreement is made and entered into in North Carolina and, to the extent the interpretation of this Agreement is not governed by applicable federal law, shall be interpreted and enforced under and shall be governed by the laws of that state. Any litigation arising out of or relating to this Agreement shall be filed and pursued exclusively in the state or federal courts encompassing Raleigh, North Carolina, and the Parties hereto consent to the jurisdiction of and venue in such courts.

24.Injunctive Relief. In the event of a material breach or threatened material breach of any provision of this Agreement, the non-breaching Party shall be entitled to pursue, in addition to any other legal or equitable rights or remedies it may have (including any right to damages), to temporary, preliminary, and permanent injunctive relief restraining such material breach or threatened material breach without the need to post any injunction bond or other security.
25.Severability. Should any provision of this Agreement be held to be illegal, void, or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of any such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.
26.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A signed counterpart delivered as a PDF by email, by facsimile, or digitally (e.g., DocuSign) shall be as valid and binding as the original.
27.Binding Effect. This Agreement shall be binding upon and inure to the benefit of Employee, the Company, the Affiliates, and the Company Releasees, and their respective representatives, predecessors, heirs, successors, and permitted assigns (including without limitation, as applicable, any successor to the Company’s or Companies’ business as the result of a purchase, merger, consolidation or otherwise of the Company or Companies, regardless of whether the Company or Companies survive such action). Successors to the Company or Companies shall include, without limitation, any corporation or corporations acquiring, directly or indirectly, all or substantially all of the assets of the Company or Companies whether by merger, consolidation, purchase or otherwise and such successor shall thereafter be deemed the “Company” or “Companies” for purposes of this Agreement. This Agreement may not be assigned by Employee without the prior written authorization of the Companies, and any unauthorized assignment by Employee shall be null and void ab initio.
28.Entire Agreement and Release from Non-Competition Restriction. This Agreement contains the complete understanding between the Parties as to the subject matter contained herein, and no other promises or agreements shall be binding unless signed by both authorized representatives of the Companies and Employee. In signing this Agreement, the Parties are not relying on any fact, statement, or assumption not set forth in this Agreement. Notwithstanding the foregoing, this Agreement does not replace, supersede, or modify the Employment Agreement or any other existing agreement executed by Employee to which the Company or any of the Affiliates is a party, a successor, an assign, or a third-party beneficiary concerning non-disclosure of confidential information, non-competition, non-solicitation, tuition reimbursement, loan repayment, deductions from final compensation, ownership of inventions or intellectual property, equity or stock plans, or the like; provided, further, that in the case of any conflict between any provision in such prior or concurrent agreement and this Agreement relating to restrictive covenants, the provision that is lawfully more restrictive shall control. In addition, the Parties agree that Subsections 5(b)(i) and 5(b)(ii) of the Employment Agreement shall be deemed stricken, effective as of the Separation Date.

29.Code Section 409A Compliance. It is intended that this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder (“Code Section 409A”), or be exempt from the application of Code Section 409A. For purposes of Code Section 409A, the right to a series of installment payments hereunder shall be treated as a right to a series of separate payments. In no event may Employee, directly or indirectly, designate the calendar year of any payment under this Agreement. Notwithstanding any provision in this Agreement to the contrary, any references to termination of employment or Separation Date shall mean and refer to “separation from service” and the date of such “separation from service” as that term is defined in Code Section 409A.
30.Specified Employee. Notwithstanding any other provision of this Agreement to the contrary, if Employee is considered a “specified employee” for purposes of Code Section 409A, any payment that constitutes “deferred compensation” within the meaning of Code Section 409A that is otherwise due to Employee as a result of such Employee’s “separation from service” under this Agreement during the six (6)-month period immediately following Employee’s “separation from service” shall be accumulated and paid to Employee on the first day of the seventh month following such “separation from service” (“Delayed Payment Date”), provided that if Employee dies prior to the payment of such amounts, such amounts shall be paid to the personal representative of Employee’s estate on the first to occur of the Delayed Payment Date or ten (10) days following the date of Employee’s death.
31.Representation and Warranty of Understanding. By signing below, each Party represents and warrants that he/it: (a) has carefully read and understands the terms of this Agreement; (b) is entering into the Agreement knowingly, voluntarily and of Employee’s own free will; (c) understands its terms and significance and intends to abide by its provisions without exception; (d) has not made any false statements or representations in connection with this Agreement; and (e) has not transferred or assigned to any person or entity not a Party to this Agreement any claim or right released hereunder, and each transferring Party agrees to indemnify the other Party (and any of the Affiliates, as applicable) and hold it harmless against any claim (including claims for attorneys’ fees or costs actually incurred, regardless of whether litigation has commenced) based on or arising out of any alleged assignment or transfer of a claim by the transferring Party.
[signatures on next page]

/s/ Terry McCafferty	December 26, 2023
Terry McCafferty	Date

James River Group, Inc.

By: /s/ Frank N. D'Orazio
Its: Chairman and Chief Executive Officer
Date: December 26, 2023

Stonewood Insurance Company

By: /s/ Sarah C. Doran
Its: Chairperson of the Board
Date: December 27, 2023

Falls Lake Insurance Management Company, Inc.

By: /s/ Sarah C. Doran
Its: Chairperson of the Board
Date: December 27, 2023

Falls Lake National Insurance Company

By: /s/ Sarah C. Doran
Its: Chairperson of the Board
Date: December 27, 2023

Falls Lake Fire and Casualty Company

By: /s/ Sarah C. Doran
Its: Chairperson of the Board
Date: December 27, 2023
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